SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2006
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
     On August 28, 2006, CytRx Corporation (“CytRx”) entered into a Royalty Agreement with Kenneth Council, as Trustee of the ALS Charitable Remainder Trust (the “Trust”), under which the Trust has transferred to CytRx shares of Tribune Company Common Stock and Berkshire Hathaway Inc. Class A Common Stock and Class B Common Stock (the “Royalty Shares”) having a market value of approximately $24.5 million based upon the closing sale price of the stock on August 28, 2006. In return, CytRx agreed to pay the Trust a perpetual royalty in the amount of one percent of worldwide “net sales” (as defined) of CytRx’s lead small molecule drug candidate arimoclomol for the treatment of amyotrophic lateral sclerosis, or ALS.
     CytRx has agreed to use its commercially reasonable efforts to use the proceeds of the sale of the Royalty Shares, which it plans to promptly sell in the public market, to advance the clinical and non-clinical development of arimoclomol and other CytRx drug candidates for the treatment of ALS.
     Pursuant to the royalty agreement, CytRx may enter into third party licenses, sublicenses, or royalty or other business arrangements with third parties with respect to arimoclomol, subject to paying the Trust a one percent royalty on any payments received by CytRx under such arrangements.
     On August 29, 2006, CytRx issued a press release announcing the signing of the Royalty Agreement. A copy of the press release is filed herewith as Exhibit 99.1.
ITEM 9.01 Financial Statements and Exhibits
(c)	Exhibits.
     There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer

Dated: August 29, 2006

Index to Exhibits

Exhibit No.	Description
99.1	Press Release issued by CytRx Corporation on August 29, 2006.

Index – Page 1